UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 8, 2009

Emergent BioSolutions Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 8, 2009, a subsidiary of Emergent BioSolutions Inc. ("Emergent") filed a lawsuit against Protein Sciences Corporation ("PSC") for possession of substantially all of PSC’s assets, which serve as the collateral securing a $10 million loan that Emergent made to PSC in connection with a planned purchase of PSC's assets in 2008. Emergent also intends to proceed with its pending lawsuits against PSC and its management team, which include claims for breach of contract, fraud, and unfair business practices.

In 2008, Emergent entered into a loan and security agreement and a related promissory note with PSC, pursuant to which Emergent provided PSC with $10 million in funding intended to keep PSC operating through the closing of an asset purchase planned for June 2008. The loan is secured by substantially all of PSC’s assets, including its intellectual property. At this time, we believe that the current value of the collateral is sufficient to cover the amount of the debt.

By its original terms, the note was to be forgiven at the closing of the asset purchase or repaid no later than December 31, 2008. PSC did not sell its assets to Emergent and did not repay the loan by December 31, 2008. Pursuant to a forbearance agreement, Emergent subsequently agreed that, until May 31, 2009, Emergent would not foreclose on the collateral, would stay its lawsuit against PSC, and would delay discovery in its lawsuit against PSC’s management team. Emergent also agreed that it would settle the pending litigation if PSC repaid Emergent in full on or before May 31, 2009. The forbearance period expired on on May 31, 2009, and PSC has not repaid Emergent.

Emergent therefore is proceeding with litigation to protect the value of the collateral securing the loan, to recover the value of the loan, and to obtain the additional relief requested in its lawsuits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2009	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ Denise Esposito Denise Esposito SVP, General Counsel and Secretary